Exhibit 99.(J)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Trustees

GE Lifestyle Funds

We consent to the use of our reports, dated November 22, 2006, for the GE Conservative Allocation Fund, GE Moderate Allocation Fund, GE Aggressive Allocation Fund, GE Conservative Strategy Fund, GE Moderate Strategy Fund, and GE Aggressive Strategy Fund, each a series of GE Lifestyle Funds, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectuses and “Independent Registered Public Accountants” in the Statement of Additional Information.

Boston, Massachusetts

January 24, 2007